Dentsply Sirona Reports Third Quarter 2025 Results
•Dentsply Sirona Reports Third Quarter 2025 Results
◦Net sales of $904 million decreased (5.0%) as-reported, decreased (8.0%) in constant currency including (5.5%) driven by Q3 2024 Byte impact and ERP pre-buy
◦GAAP gross margin of 48.8%, GAAP net loss per share of ($2.14)
◦Adjusted gross margin of 52.6%, adjusted EBITDA margin of 18.4%, adjusted EPS of $0.37
◦Revised FY25 outlook
•Executing its Return-to-Growth action plan to drive improved performance and deliver sustained, profitable growth
•Provides leadership updates to support transformation strategy

Charlotte, N.C., November 6, 2025 - DENTSPLY SIRONA Inc. ("Dentsply Sirona" or the "Company") (Nasdaq: XRAY) today announced its financial results for the third quarter of 2025 and introduced its Return-to-Growth action plan, a comprehensive strategy to improve performance and position the Company for sustained, profitable growth over the next 24 months.

Third quarter net sales of $904 million decreased (5.0%) (decreased (8.0%) in constant currency) compared to the third quarter of 2024. Foreign currency changes positively impacted third quarter 2025 net sales by approximately $28 million. Net loss attributable to Dentsply Sirona was ($427) million, or ($2.14) per share, compared to a net loss of ($494) million, or ($2.46) per share in the third quarter of 2024. Non-cash charges for the impairment of goodwill and other intangible assets were ($263) million, net of tax, or ($1.31) per share in the third quarter of 2025, versus ($495) million, net of tax, or ($2.46) per share in the third quarter of 2024. Adjusted earnings per diluted share were $0.37, compared to $0.50 in the third quarter of 2024. A reconciliation of Non-GAAP measures (including constant currency, adjusted EBITDA and margin, adjusted EPS, adjusted free cash flow conversion, and segment adjusted operating income) to GAAP measures is provided below.

"Third quarter results fell short of our expectations and reflect the operational and strategic challenges facing the business," said Dan Scavilla, President and Chief Executive Officer. "The Board of Directors and I are taking decisive action to improve performance with the launch of our Return-to-Growth strategy. By sharpening our focus on our customers, reigniting growth in the U.S. business, more effectively empowering our people to power performance and evolving our operations to drive innovation, we believe we will be able to deliver sustained, profitable growth over the next 24 months and enhance long-term value for Dentsply Sirona shareholders."

Executing the Return-to-Growth Action Plan

Dentsply Sirona's Return-to-Growth action plan is designed to improve performance and position the Company to deliver sustained, profitable growth over the next 24 months, focused on four key pillars:

•Putting Customers at the Center - Enhancing the customer experience by simplifying processes, empowering field and commercial teams, and strengthening global service capabilities to make Dentsply Sirona easier to do business with.

•Reigniting the U.S. Business to Win - Refocusing the U.S. organization to improve commercial execution, deepen customer relationships, and position the Company for stronger, more consistent growth.

•Empowering People to Power Performance - Building a high-performing, accountable culture by strengthening leadership, aligning teams around clear priorities, and advancing digital, AI and transformation initiatives across the organization through a newly established Transformation Office.

•Evolving Operations to Fuel Innovation - Streamlining operations and investing in R&D to deliver greater value to clinicians through increased training and education, while improving efficiency, reducing complexity, and freeing up capital for innovation and growth initiatives.

Mr. Scavilla will provide further details on this action plan during the Company's third quarter 2025 earnings call webcast.

Leadership Updates

To drive the Company's Return-to-Growth action plan, the Company has made several leadership updates and appointments since second quarter 2025 earnings, including:

•Matt Garth, Chief Financial Officer, has departed the Company. This action is not the result of any dispute, disagreement, or any financial reporting matter. A transition plan is in place to ensure continuity and maintain financial discipline while a search for his successor, led by Heidrick & Struggles, is underway. During this interim period, Board member Leslie Varon, former Chief Financial Officer of Xerox Corporation, will provide governance and oversight of the finance organization in her capacity as Audit and Finance Committee Chair.

•Aldo Denti was appointed Chief Commercial Officer in October 2025. Mr. Denti is a global business leader with over 25 years of experience driving transformative growth in the Medical Device and Consumer Health sectors. Most recently, he served as Company Group Chairman, Global Orthopedics, at Johnson & Johnson MedTech. His expertise spans sales, marketing, strategic planning, and successful integration across diverse markets. Mr. Denti has a proven track record of delivering revenue growth and operational efficiency.

•Dustin Shields has been named Chief Transformation Officer, effective December 1, 2025. He most recently served as Senior Vice President, International Sales and Operations at Globus Medical, Inc., holding multiple leadership roles since 2012 at NuVasive, Inc. (acquired by Globus in 2023), and sales and leadership positions at Medtronic plc, Stryker Corporation, and other medical technology companies. Mr Shields will oversee the day-to-day execution of the Return-to-Growth plan, driving operational improvements and creating value for customers and stakeholders. The Transformation Office will also encompass the Company's AI and automation initiatives to accelerate decision-making, streamline operations, and enhance analytics.

Updated 2025 Outlook

The Company is revising its 2025 outlook based on the results of the third quarter and the identification of key areas for incremental investment expected to occur in the fourth quarter. The revised outlook includes net sales in the range of $3.6 billion to $3.7 billion, and constant currency sales are expected to be in the range of (5%) to (4%) year-over-year. Adjusted EPS is expected to be approximately $1.60. This outlook reflects the current state of tariffs and trade policy.

Other 2025 outlook assumptions are included in the third quarter 2025 earnings presentation posted on the Investors section of the Dentsply Sirona website at https://investor.dentsplysirona.com. The Company does not provide forward-looking estimates on a GAAP basis as certain information, which may include, but is not limited to, restructuring charges, transformation-related costs, impairment charges, certain tax adjustments, and other significant items, is not available without unreasonable effort and cannot be reasonably estimated. The exact amounts of these charges or credits are not currently determinable but may be significant.

Q3 2025 Summary Results (GAAP)

(in millions, except per share amount and percentages)	Q3 25	Q3 24	YoY

Net Sales	$904	$951	(5.0%)
Gross Profit	$441	$495	(11.0%)
Gross Margin	48.8%	52.1%
Net Loss Attributable to Dentsply Sirona	($427)	($494)	NM
Diluted Loss Per Share	($2.14)	($2.46)	NM

Q3 2025 Summary Results (Non-GAAP)[1]

(in millions, except per share amount and percentages)	Q3 25	Q3 24	YoY

Net Sales	$904	$951	(5.0%)
Constant Currency			(8.0%)
Adjusted Gross Profit	$475	$527	(9.8%)
Adjusted Gross Margin	52.6%	55.3%
Adjusted EBITDA	$167	$170	(1.8%)
Adjusted EBITDA Margin	18.4%	17.9%
Adjusted EPS	$0.37	$0.50	(26.5%)

NM - not meaningful
Percentages are based on actual values and may not reconcile due to rounding.
[1] Constant currency, adjusted gross profit and margin, adjusted EBITDA and margin, and adjusted EPS are Non-GAAP financial measures which exclude certain items. Please refer to "Non-GAAP Financial Measures" below for a description of these measures and to the tables at the end of this release for a reconciliation between GAAP and Non-GAAP measures.

Q3 2025 Segment Results

	Net Sales Change vs. Prior year
	Reported	Foreign Exchange Impact	Constant Currency

Connected Technology Solutions	(3.9%)	3.1%	(7.0%)
Essential Dental Solutions	(3.4%)	2.8%	(6.2%)
Orthodontic and Implant Solutions	(15.0%)	2.1%	(17.1%)
Wellspect Healthcare	15.6%	6.3%	9.3%
Total	(5.0%)	3.0%	(8.0%)

Q3 2025 Geographic Results

	Net Sales Change vs. Prior Year
	Reported	Foreign Exchange Impact	Constant Currency

United States	(22.2%)	—%	(22.2%)
Europe	9.9%	7.3%	2.6%
Rest of World	0.3%	1.2%	(0.9%)
Total	(5.0%)	3.0%	(8.0%)

Cash Flow and Liquidity

Operating cash flow in the third quarter of 2025 was $79 million, compared to $141 million in the third quarter of 2024. The decrease was primarily due to unfavorable working capital changes. In the third quarter of 2025, the Company paid $32 million in dividends resulting in a total of $96 million returned to stockholders in the first nine months of 2025. The Company had $363 million of cash and cash equivalents as of September 30, 2025.

Goodwill and Indefinite-Lived Intangible Asset Impairment

In the third quarter of 2025, the Company recorded a non-cash charge for the impairment of goodwill and other indefinite-lived intangible assets of ($263) million, net of tax, within the Orthodontic and Implant Solutions and Connected Technology Solutions segments. These impairments were driven by lower-than-expected volumes of equipment, implants, and prosthetics products, particularly in the United States, and the impacts from tariffs.

Conference Call/Webcast Information
Dentsply Sirona's management team will host an investor conference call and live webcast on November 6th, 2025, at 8:30 am ET. The live webcast and a presentation related to the call will be available on the Investors section of the Company's website at https://investor.dentsplysirona.com.

For those planning to participate on the call, please register at https://register-conf.media-server.com/register/BIf8acdfc5cac44dfeb76f0ac7c371fbe4. A webcast replay of the conference call will be available on the Investors section of the Company's website following the call.

About Dentsply Sirona
Dentsply Sirona is the world's largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering, including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona's innovative products provide high-quality, effective and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona's headquarters is located in Charlotte, North Carolina. The Company's shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:
Investors:
Wade Moody
Senior Manager, Investor Relations
InvestorRelations@dentsplysirona.com

Press:
Marion Par-Weixlberger
Vice President, Public Relations & Corporate Communications
+43 676 848414588
Marion.Par-Weixlberger@dentsplysirona.com

Forward-Looking Statements and Associated Risks

All statements in this Press Release that do not directly and exclusively relate to historical facts constitute "forward-looking statements." Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, "Risk Factors" of the Company's most recent Annual Report on Form 10-K, Part II, Item 1A, "Risk Factors" of the Company's Quarterly Reports on Form 10-Q for any subsequent fiscal quarters, and any updating information or other factors which may be described in the Company's other filings with the Securities and Exchange Commission (the "SEC"). No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company's SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$904	$951	$2,719	$2,888
Cost of products sold	463	456	1,322	1,376

Gross profit	441	495	1,397	1,512

Selling, general, and administrative expenses	355	390	1,055	1,204
Research and development expenses	37	40	110	123
Goodwill and intangible asset impairments	262	504	497	510
Restructuring and other costs	5	23	18	45

Operating loss	(218)	(462)	(283)	(370)

Other income and expenses:
Interest expense, net	23	18	66	53
Other income	(11)	(2)	(10)	(10)

Loss before income taxes	(230)	(478)	(339)	(413)
Provision for income taxes	198	17	114	69

Net loss	(428)	(495)	(453)	(482)

Less: Net loss attributable to noncontrolling interest	(1)	(1)	(1)	(2)

Net loss attributable to Dentsply Sirona	$(427)	$(494)	$(452)	$(480)

Loss per common share attributable to Dentsply Sirona:
Basic	$(2.14)	$(2.46)	$(2.27)	$(2.35)
Diluted	$(2.14)	$(2.46)	$(2.27)	$(2.35)

Weighted average common shares outstanding:
Basic	199.5	201.0	199.3	204.7
Diluted	199.5	201.0	199.3	204.7

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)
(unaudited)

	September 30, 2025	December 31, 2024

Assets
Current Assets:
Cash and cash equivalents	$363	$272
Accounts and notes receivable-trade, net	654	556
Inventories, net	686	564
Prepaid expenses and other current assets	369	354
Total Current Assets	2,072	1,746

Property, plant, and equipment, net	841	766
Operating lease right-of-use assets, net	131	136
Identifiable intangible assets, net	1,065	1,207
Goodwill	1,270	1,597
Other noncurrent assets	274	301
Total Assets	$5,653	$5,753

Liabilities and Equity
Current Liabilities:
Accounts payable	$268	$241
Accrued liabilities	712	754
Income taxes payable	47	45
Notes payable and current portion of long-term debt	378	549
Total Current Liabilities	1,405	1,589

Long-term debt	2,017	1,586
Operating lease liabilities	85	91
Deferred income taxes	95	129
Other noncurrent liabilities	573	415
Total Liabilities	4,175	3,810

Total Equity	1,478	1,943

Total Liabilities and Equity	$5,653	$5,753

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities:
Net loss	$(453)	$(482)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	104	99
Amortization of intangible assets	155	162
Goodwill asset impairment	409	504
Indefinite-lived intangible asset impairment	88	6
Deferred income taxes	44	(20)
Stock-based compensation expense	25	35
Other non-cash expense	13	36
Changes in operating assets and liabilities:
Accounts and notes receivable-trade, net	(56)	19
Inventories, net	(61)	2
Prepaid expenses and other current assets	(10)	61
Other noncurrent assets	—	(6)
Accounts payable	(9)	(6)
Accrued liabilities	(66)	(17)
Income taxes	(45)	(15)
Other noncurrent liabilities	(4)	(4)
Net cash provided by operating activities	134	374

Cash flows from investing activities:
Capital expenditures	(90)	(129)
Cash received on derivative contracts	10	—
Cash paid on derivative contracts	(9)	(12)
Other investing activities	2	1
Net cash used in investing activities	(87)	(140)

Cash flows from financing activities:
Cash paid for treasury stock	—	(250)
(Repayments) proceeds on other short-term borrowings, net	(416)	99
Proceeds from 364-day bridge loan	435	—
Repayment of 364-day bridge loan	(435)	—
Cash dividends paid	(96)	(95)
Proceeds from long-term borrowings	551	—
Repayments on long-term borrowings	(3)	(8)
Cash paid for deferred financing costs	(13)	—
Other financing activities, net	(4)	(10)
Net cash provided by (used in) financing activities	19	(264)
Effect of exchange rate changes on cash and cash equivalents	25	(8)
Net increase (decrease) in cash and cash equivalents	91	(38)
Cash and cash equivalents at beginning of period	272	334
Cash and cash equivalents at end of period	$363	$296

Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$58	$61
Non-cash investing activities:
Property, plant and equipment in accounts payable at end of period	$25	$28
Exchange of inventory for naming and other rights	$14	$—

Non-GAAP Financial Measures

In addition to results determined in accordance with U.S. generally accepted accounting principles ("US GAAP"), the Company provides certain measures in this press release, described below, which are not calculated in accordance with US GAAP and therefore represent Non-GAAP financial measures. These Non-GAAP financial measures are used by the Company to measure its performance and may differ from those used by other companies. These Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

Management believes that these Non-GAAP financial measures are helpful as they provide a measure of the results of operations, and are frequently used by investors and analysts to evaluate the Company's performance exclusive of certain items that impact the comparability of results from period to period, and which may not be indicative of past or future performance of the Company.

Constant Currency

The Company defines "constant currency" as the reported net sales adjusted for the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period's foreign currency exchange rates.

Adjusted Operating Income and Margin

Adjusted operating income is computed by excluding the following items from operating income (loss) as reported in accordance with US GAAP:

(1) Business combination-related costs. These adjustments include costs related to consummating and integrating acquired businesses, as well as net gains and losses related to disposed businesses. In addition, this category includes the post-acquisition roll-off of fair value adjustments recorded related to business combinations, except for amortization expense of purchased intangible assets noted below. Although the Company is regularly engaged in activities to find and act on opportunities for strategic growth and enhancement of product offerings, the costs associated with these activities may vary significantly between periods based on the timing, size and complexity of acquisitions and as such may not be indicative of past and future performance of the Company.

(2) Restructuring-related charges and other costs. These adjustments include costs related to the implementation of restructuring initiatives, including but not limited to, severance costs, facility closure costs, and lease and contract termination costs, as well as related professional service costs associated with these restructuring initiatives and global transformation activity. The Company is continually seeking to take actions that could enhance its efficiency; consequently, restructuring charges may recur but are subject to significant fluctuations from period to period due to the varying levels of restructuring activity, and as such may not be indicative of past and future performance of the Company. Other costs include gains and losses on the sale of property, legal settlements, executive separation costs, write-offs of inventory as a result of product rationalization, and changes in accounting principles recorded within the period. This category also includes costs related to investigations and associated legal cases and remediation activities, which primarily include legal, accounting and other professional service fees, as well as turnover and other employee-related costs.

(3) Goodwill and intangible asset impairments. These adjustments include charges related to goodwill and intangible asset impairments.

(4) Amortization of purchased intangible assets. This adjustment includes the periodic amortization expense related to purchased intangible assets, which are recorded at fair value. Although these costs contribute to revenue generation and will recur in future periods, their amounts are significantly impacted by the timing and size of acquisitions, and as such may not be indicative of the future performance of the Company.

(5) Fair value and credit risk adjustments. These adjustments include the non-cash mark-to-market changes in fair value associated with pension assets and obligations, the credit risk component of hedging instruments, contingent consideration from past acquisitions, and equity-method investments. Although these adjustments are recurring in nature, they are subject to significant fluctuations from period to period due to changes in the underlying assumptions and market conditions. The non-service component of pension expense is a recurring item, however it is subject to significant fluctuations from period to period due to changes in actuarial assumptions, interest rates, plan changes, settlements, curtailments, and other changes in facts and circumstances. As such, these items may not be indicative of past and future performance of the Company.

Adjusted operating margin is calculated by dividing adjusted operating income by net sales.

Adjusted Gross Profit and Margin

Adjusted gross profit is computed by excluding from gross profit the impact of any of the above adjustments that affect either net sales or cost of sales.

Adjusted gross margin is calculated by dividing adjusted gross profit by net sales.

Adjusted Net Income (Loss)

Adjusted net income (loss) consists of net income (loss) as reported in accordance with US GAAP, adjusted to exclude the items identified above, as well as the related income tax impacts of those items. The income tax effect of each pre-tax adjustment was determined based on the tax rate of the jurisdiction in which the related pre-tax adjustment was recorded.

Additionally, net income is adjusted for other tax-related adjustments such as discrete or significant adjustments to valuation allowances and other uncertain tax positions, final settlement of income tax audits, discrete tax items resulting from the implementation of restructuring initiatives, the windfall or shortfall relating to exercise of employee stock-based compensation, any difference between the interim and annual effective tax rate, and adjustments relating to prior periods.

Management believes that these adjustments for certain tax-related matters are helpful to normalize the tax effects of certain discrete or significant items that are irregular or infrequent in timing and may not be indicative of past or future performance of the Company.

Adjusted EBITDA and Margin

In addition to the adjustments described above in arriving at adjusted net income, adjusted EBITDA is computed by further excluding any remaining interest expense, net, income tax expense, depreciation and amortization.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Adjusted Earnings (Loss) Per Diluted Share

Adjusted earnings (loss) per diluted share (adjusted EPS) is computed by dividing adjusted earnings (loss) attributable to Dentsply Sirona stockholders by the diluted weighted average number of common shares outstanding.

Adjusted Free Cash Flow and Conversion

The Company defines adjusted free cash flow as net cash provided by operating activities minus capital expenditures during the same period, and adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income (loss). Management believes these Non-GAAP financial measures are important for use in evaluating the Company's financial performance as it measures our ability to efficiently generate cash from our business operations relative to earnings. It should be considered in addition to, rather than as a substitute for, net income (loss) as a measure of our performance or net cash provided by operating activities as a measure of our liquidity.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net sales change to change in net sales on a constant currency basis by segment is as follows:

	Three Months Ended September 30, 2025					Q3 2025 Change					Three Months Ended September 30, 2024
(in millions, except percentages)	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total

Net sales	$259	$357	$205	$83	$904	(3.9%)	(3.4%)	(15.0%)	15.6%	(5.0%)	$269	$369	$241	$72	$951
Foreign exchange impact						3.1%	2.8%	2.1%	6.3%	3.0%
Constant currency						(7.0%)	(6.2%)	(17.1%)	9.3%	(8.0%)
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of reported net sales change to change in net sales on a constant currency basis by geographic region is as follows:

	Three Months Ended September 30, 2025				Q3 2025 Change				Three Months Ended September 30, 2024
(in millions, except percentages)	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total

Net sales	$291	$382	$231	$904	(22.2%)	9.9%	0.3%	(5.0%)	$374	$347	$230	$951
Foreign exchange impact					—%	7.3%	1.2%	3.0%
Constant currency					(22.2%)	2.6%	(0.9%)	(8.0%)
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

The Company's segment adjusted operating income for the three and nine months ended September 30, 2025 and 2024 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024

Connected Technology Solutions	$10	$16	$29	$21
Essential Dental Solutions	116	132	403	372
Orthodontic and Implant Solutions	22	24	104	108
Wellspect Healthcare	28	26	78	73
Segment adjusted operating income	176	198	614	574

Reconciling items expense (income):
All other (a)	69	79	224	227
Goodwill and intangible asset impairments	262	504	497	510
Restructuring and other costs	5	23	18	45
Interest expense, net	23	18	66	53
Other income	(11)	(2)	(10)	(10)
Amortization of intangible assets	57	54	156	162
Depreciation resulting from the fair value step-up of property, plant, and equipment from business combinations	1	—	2	—
Loss before income taxes	$(230)	$(478)	$(339)	$(413)
(a) Includes unassigned corporate headquarters costs.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended September 30, 2025, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating loss	Net Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$441	$(218)	$(427)	$(2.14)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	33	56	41	0.21
Restructuring-Related Charges and Other Costs	1	17	20	0.10
Goodwill and Intangible Asset Impairments	—	262	263	1.31
Business Combination-Related Costs	—	2	1	0.01
Income Tax-Related Adjustments	—	—	176	0.88
Adjusted Non-GAAP	$475	$119	$74	$0.37
GAAP Margin	48.8%	(24.0%)
Adjusted Non-GAAP Margin	52.6%	13.2%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				199.5
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				200.3
(a) The tax expense on the Non-GAAP adjustments totals $164 million which is inclusive of the $176 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended September 30, 2024, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating loss	Net Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$495	$(462)	$(494)	$(2.46)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	31	54	40	0.20
Restructuring-Related Charges and Other Costs	—	39	29	0.15
Goodwill and Intangible Asset Impairments	—	504	495	2.46
Business Combination-Related Costs	1	1	1	—
Income Tax-Related Adjustments	—	—	30	0.15
Adjusted Non-GAAP	$527	$136	$101	$0.50
GAAP Margin	52.1%	(48.5%)
Adjusted Non-GAAP Margin	55.3%	14.3%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				201.0
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				201.5
(a) The tax expense on the Non-GAAP adjustments totals $3 million, which is inclusive of the $30 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net income attributable to Dentsply Sirona to adjusted EBITDA and margin for the three months ended September 30, 2025 and 2024 is as follows:

	Three Months Ended September 30,
(in millions, except percentages)	2025	2024

Net income attributable to Dentsply Sirona	$(427)	$(494)
Interest expense, net	23	18
Income tax expense	198	17
Depreciation(1)	36	31
Amortization of purchased intangible assets	56	54
Restructuring-related charges and other costs	17	39
Goodwill and intangible asset impairments	262	504
Business combination-related costs and fair value adjustments	2	1
Fair value and credit risk adjustments	—	—
Adjusted EBITDA	$167	$170

Net sales	$904	$951
Adjusted EBITDA margin	18.4%	17.9%
(1) Excludes those depreciation-related amounts which were included as part of the business combination-related adjustments and Restructuring-related charges and other costs.
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of adjusted free cash flow conversion for the three months ended September 30, 2025 and 2024 is as follows:

	Three Months Ended September 30,
(in millions, except percentages)	2025	2024

Net cash provided by operating activities	$79	$141
Capital expenditures	(39)	(43)
Adjusted free cash flow	$40	$98

Adjusted net income	$74	$101
Adjusted free cash flow conversion	54%	97%
Percentages are based on actual values and may not reconcile due to rounding.